Exhibit 10

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

(Amended and Restated as of April 20, 2005)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT originally dated as of the 1st day of July 2002, by and between The Ryland Group, Inc., a Maryland corporation (the “Company”), and R. Chad Dreier (the “Executive”).

In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Amendment and Restatement of Employment Agreement. This Employment Agreement effective July 1, 2002 between the Company and the Executive is amended and restated as of April 20, 2005.

2.	Term of Employment. The Company agrees to employ the Executive until December 30, 2010. This Agreement shall automatically renew for a one (1) year renewal period on December 30, 2010, or for a one (1) year renewal period at the end of each renewal period until terminated in accordance with the terms of this Agreement. Either party may terminate this Agreement on December 30, 2010, or at the end of each one (1) year renewal period by giving the other party written notice of termination delivered at least one hundred eighty (180) days prior to December 30, 2010, or the end of any renewal period.

3.	Position and Responsibilities. The Executive shall serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. In his capacity as Chairman of the Board, President and Chief Executive Officer, the Executive shall be the Company’s highest ranking executive officer and shall have full authority and responsibility for formulating and administering the plans and policies of the Company subject to the control of the Board of Directors.

4.	Performance of Duties. The Executive shall devote his full time attention and energies to the Company’s business and will not engage in consulting work or any business for his own account or for any person, firm or corporation. The Executive may serve as a director of other companies so long as this service does not interfere with the performance of his duties with the Company.

5.	Compensation. For all services to be rendered by the Executive during the term of this Agreement, the Company shall pay and provide to the Executive:

5.1	Base Salary. The Company shall pay the Executive a Base Salary in the fixed amount of one million dollars ($1,000,000) per year for the term of this Employment Agreement. This Base Salary is paid in installments consistent with the normal payroll practices of the Company.

5.2	Annual Bonus. The Executive is eligible to receive, pursuant to the terms of the Company’s Senior Executive Performance Plan, an annual cash bonus (the “Bonus”) in respect of each fiscal year during the term of this Agreement equal to two percent (2%) of the Company’s consolidated earnings before taxes and extraordinary items as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and nonrecurring or unusual expenses or charges. The Bonus shall be payable to the Executive in cash within sixty (60) days after the end of each fiscal year during the term of this Agreement.

5.3	Incentive Plans. The Executive shall participate in the TRG Incentive Plan and shall have an individual target performance award thereunder equal to one hundred fifty percent (150%) of the Executive’s Base Salary. The Executive shall participate in any additional incentive award programs available to executive officers of the Company. This participation is on a basis which is commensurate with the Executive’s position with the Company.

5.4	Other Benefits. The Executive is entitled to receive other employee benefits, such as disability, group life, sickness, accident and health insurance programs, executive life insurance programs and other perquisites that are available to executive officers of the Company. This participation is on a basis which is commensurate with the Executive’s position with the Company.

5.5	Stock Units.

(a)	Prior Grant of Stock Units (July 2002)

Pursuant to the terms and conditions of The Ryland Group, Inc. 2002 Equity Incentive Plan (the 2002 Plan), the Company previously granted to the Executive an award of 470,000 Stock Units (adjusted to reflect the Company’s two-for-one stock split effective November 30, 2004).

Subject to Subsection (c) below, the Stock Units become vested and payable in accordance with the following vesting schedule:

VESTING DATE

2003

94,000 Stock Units plus an amount equal to 2003 federal and state income and medicare taxes assuming the highest marginal tax rate.	May 1, 2003
unless the Company’s return on equity (ROE) for the period of July 1, 2002 through December 31, 2002 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2001 calendar year in which event this installment of the Stock Unit grant is forfeited.

2004

94,000 Stock Units plus an amount equal to 2004 federal and state income and medicare taxes assuming the highest marginal tax rate.	February 15, 2004
unless the Company’s ROE for the year ended December 31, 2003 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2002 calendar year in which event this installment of the Stock Unit grant is forfeited.

2005

94,000 Stock Units plus an amount equal to 2005 federal and state income and medicare taxes assuming the highest marginal tax rate.	February 15, 2005
unless the Company’s ROE for the year ended December 31, 2004 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2003 calendar year in which event this installment of the Stock Unit grant is forfeited.

2006

94,000 Stock Units plus an amount equal to 2006 federal and state income and medicare taxes assuming the highest marginal tax rate.	March 1, 2006
unless the Company’s ROE for the year ended December 31, 2005 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2004 calendar year in which event this installment of the Stock Unit grant is forfeited.

2007

94,000 Stock Units plus an amount equal to 2007 federal and state income and medicare taxes assuming the highest marginal tax rate.	March 1, 2007
unless the Company’s ROE for the year ended December 31, 2006 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2005 calendar year in which event this installment of the Stock Unit grant is forfeited.

The Company’s ROE for the fiscal years used in the determination of the “Vesting Dates” above is the Company’s consolidated net earnings after taxes and extraordinary items and before the payment of dividends on the Company’s common stock divided by the Company’s beginning common stockholder’s equity during such fiscal year period, all of which is determined under generally accepted accounting principles on a basis consistent with the Company’s audited consolidated financial statements.

(b)	Current Grant of Stock Units.

Upon approval of the 2005 Equity Incentive Plan (the 2005 Plan) by the stockholders of the Company at the Annual Meeting of Stockholders on April 20, 2005 and pursuant to the terms and conditions of the 2005 Plan, the Company grants to the Executive an award of 120,000 Stock Units.

Subject to Subsection (c) below, the Stock Units become vested and payable in accordance with the following vesting schedule:

VESTING

2008

40,000 Stock Units plus an amount equal to 2008 federal and state income and medicare taxes assuming the highest marginal tax rate.	March 1, 2008
unless the Company’s ROE for the year ended December 31, 2007 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2006 calendar year in which event this installment of the Stock Unit grant is forfeited.

2009

40,000 Stock Units plus an amount equal to 2009 federal and state income and medicare taxes assuming the highest marginal tax rate.	March 1, 2009
unless the Company’s ROE for the year ended December 31, 2008 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2007 calendar year in which event this installment of the Stock Unit grant is forfeited.

2010

40,000 Stock Units plus an amount equal to 2010 federal and state income and medicare taxes assuming the highest marginal tax rate.	March 1, 2010
unless the Company’s ROE for the year ended December 31, 2009 is less than sixty percent (60%) of the ten (10) year median return on equity of the industrial companies within the Fortune 500 for the ten (10) year period ending with the 2008 calendar year in which event this installment of the Stock Unit grant is forfeited.

The Company’s ROE for the fiscal years used in the determination of the “Vesting Dates” above is the Company’s consolidated net earnings after taxes and extraordinary items and before the payment of dividends on the Company’s common stock divided by the Company’s beginning common stockholder’s equity during such fiscal year period, all of which is determined under generally accepted accounting principles on a basis consistent with the Company’s audited consolidated financial statements.

(c)	Vesting of Stock Units.

If the Executive terminates employment with the Company voluntarily or because of death, Disability, retirement or for Cause (as defined in Section 5) prior to any vesting date, all unvested Stock Units are immediately forfeited and cancelled. Notwithstanding the foregoing, all unvested Stock Units shall vest and be paid by the Company to the Executive upon the occurrence of a Change of Control (as defined in Section 7.2(a) below) or a termination by the Company without Cause (as stated in Section 6.4).

(d)	Payment of Stock Units.

Upon each vesting date on which the Executive is employed by the Company, the number of Stock Units which become vested on such date shall be paid to the Executive in an equal number of shares of Common Stock of the Company and, upon payment, such Stock Units are automatically fully paid and cancelled.

(e)	Dividend Equivalents.

As of each dividend payment date with respect to Common Stock, the Executive shall receive a cash dividend equivalent payment equal to the product of (i) the per-share cash dividend amount payable with respect to each share of Common Stock on that date and (ii) the total number of Stock Units which have not been vested, paid or cancelled as of the record date corresponding to such dividend payment date.

(f)	Delivery of Stock Certificates.

The stock certificate for shares of Common Stock issued to the Executive in payment of any vested Stock Unit shall be delivered to the Executive on the applicable vesting date.

(g)	Rights of Executive With Respect to Stock Units.

The Executive shall have no rights as a stockholder with respect to any Stock Unit or any share of Common Stock to be issued with respect to any Stock Unit until the date of vesting and payment. The Executive’s rights with respect to Stock Units shall be the rights of a general unsecured creditor of the Company until the Stock Units vest and shares of Common Stock are actually issued to the Executive.

(h)	Adjustments.

The number of Stock Units shall be appropriately adjusted, as determined by the Board of Directors or Compensation Committee of the Board of Directors pursuant to the 2002 Plan or the 2005 Plan, in the event of any stock split, combination or similar transaction.

(i)	Stock Units Subject to Terms and Conditions of the Plan.

The Stock Units and all shares of Common Stock issued with respect to Stock Units shall be subject to the terms and conditions of the 2002 Plan or the 2005 Plan, whichever is applicable and which are incorporated herein by this reference.

5.6	Supplemental Executive Retirement Plan. The Executive shall receive the benefit payable under the Dreier Supplemental Executive Retirement Plan (SERP) entered into and effective as of July 1, 2002 between the Company and the Executive in the amount and form and pursuant to the terms and conditions set forth in the SERP. The Company has established a grantor “rabbi” trust (the “SERP Trust”), having a commercial trustee, and to which the Company has deposited an amount of cash equal to $6,943,982.

5.7	Supplemental Executive Retirement Plan II. In order to comply with the American Jobs Creation Act and Section 409A of the Internal Revenue Code of 1986, the Company created the Supplemental Executive Retirement Plan II effective January 1, 2005 (SERP II) which is attached as Exhibit A to this Agreement. The Executive shall receive the benefit payable under SERP II in the amount and form and pursuant to the terms and conditions set forth in SERP II. The Company shall continue to use the SERP Trust for the purpose of informally funding both the SERP and SERP II. In addition to the amounts deposited into the SERP Trust described in Section 5.6 above, the Company shall deposit an amount of cash equal to $3,471,991 per year for the six (6) year period commencing January 1, 2005. Immediately before the date of a Change of Control (as defined in Section 7.2(a)), the Company shall deposit in the SERP Trust such amount of cash sufficient to cause the total amount of the cash held in the SERP Trust to equal the present value of the combined SERP and SERP II Benefits (as defined in the respective plans) calculated using an eight percent (8%) discount rate.

5.8	Executive Retirement Health Insurance Program. The Executive shall be provided with an Executive Retirement Health Insurance Program for the Executive and the Executive’s spouse at the time that the Executive is eligible to receive his Vested SERP Benefit (as defined in the SERP) as provided within the SERP. This Program shall be provided to the Executive and the Executive’s Spouse for a period of fifteen (15) years. This Executive Retirement Health Insurance Program is at the expense of the Company and shall be equivalent to and provide the same coverage and benefits as the Company’s executive health insurance program in which the Executive participated prior to the time of eligibility to receive his Vested SERP Benefit or prior to Retirement as defined in the SERP.

6. Employment Termination.

6.1	Termination Due to Retirement or Death. In the event the Executive’s employment is terminated by reason of Retirement (as defined below) or death, the Executive’s benefits shall be determined in accordance with the Company’s Retirement, SERP or SERP II survivor’s benefits, insurance or other applicable program then in effect. Upon the effective date of termination of employment by reason of Retirement or death, the Company’s obligation to pay and provide the compensation described in Section 5 shall expire, except to the extent the benefits described in Section 5 continue after Retirement or death. In addition, the Company shall pay to the Executive or the Executive’s beneficiaries or estate a pro rata share of the Bonus for the year in which the termination occurs based on the results of the Company for that fiscal year. This pro rata Bonus shall be determined by multiplying the Bonus for the applicable fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of termination and the denominator of which is the total number of days in such fiscal year. The pro rata Bonus shall be paid within sixty (60) days of the end of the applicable fiscal year, unless Section 6.9 is applicable to this payment. “Retirement” is defined as voluntary or involuntary termination of employment for any reason other than death.

6.2	Termination Due to Disability. In the event the Executive becomes Disabled (as defined below) and is unable to perform his duties for more than one hundred twenty (120) days during any period of twelve (12) months or, in the reasonable determination of the Board of Directors, the Executive’s Disability (as defined below) will exist for more than one hundred twenty (120) days, the Company has the right to terminate the

Executive’s employment and the Company’s obligation to pay and provide the compensation described in Section 5 shall expire, except to the extent the benefits described in Section 5 continue after Disability. In addition, the Company shall pay to the Executive a pro rata share of the Bonus for the year in which the termination occurs based on the results of the Company for that fiscal year determined as provided in Section 6.1. The pro rata Bonus shall be paid within sixty (60) days of the end of the applicable fiscal year, unless Section 6.9 is applicable to this payment.

The term “Disabled” or “Disability” means the incapacity of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his duties with the Company. A Disability is determined by the Board of Directors upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board who are qualified to give professional medical advice.

6.3	Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Board of Directors written notice of intent to terminate delivered at least ninety (90) days prior to the effective date of such termination. Upon the expiration of this ninety (90) day period, the termination by the Executive shall become effective. The Company shall pay the Executive his Base Salary through the effective date of termination plus all benefits to which the Executive has a vested right at that time. The Executive shall not receive a Bonus for the fiscal year in which voluntary termination occurs.

6.4	Termination by the Company Without Cause. The Board of Directors may terminate the Executive’s employment for reasons other than death, Disability, Retirement or for Cause (as defined in Section 6.5) by notifying the Executive in writing at least sixty (60) days prior to the effective date of termination. Upon the expiration of this sixty (60) day period, the termination by the Company is effective. Within thirty (30) days after the date of termination, unless Section 6.9 is applicable to this payment, the Company shall pay to the Executive a lump sum cash payment equal to the greater of (a) the aggregate amount of Base Salary as then in effect, payable for the remaining term of this Agreement, or (b) the aggregate amount of twenty-four (24) months of the Base Salary as in effect prior to the date of notice of termination, and shall provide to the Executive a continuation of his health and welfare benefits for the greater of (a) the remaining term of this Agreement or (b) twenty-four (24) months. If the Company is unable to provide health and welfare benefits as required by this Section 6.4, the Company shall provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits which the Company is unable to provide. The Company shall also pay the Executive a Bonus for the year in which termination occurs equal to the Bonus paid or payable in respect of the fiscal year prior to the year in which termination occurs multiplied by the number of fiscal years within the remaining term of this Agreement (including the fiscal year in which the termination occurs). This Bonus payment shall be paid within thirty (30) days after the date of termination, unless Section 6.9 is applicable to this payment. The Company shall also pay the Executive all benefits to which the Executive has a vested right at the time of termination as well as the SERP Benefit and SERP II Benefit. The Executive shall be fully vested in the grant of Stock Units pursuant to Section 5.5 of this Agreement, and shall be fully vested in any prior year awards that remain unvested or any awards made for the fiscal year in which termination occurs under the TRG Incentive Plan or any successor plan. All vested awards under any equity incentive or other incentive programs shall be paid notwithstanding any provision of the governing plan or program calling for forfeiture of benefits upon termination. If for any reason the Company is unable to comply with the preceding sentence, the Company shall pay the Executive a lump-sum cash payment equal to the value of the benefits or awards it is unable to vest, pay or give credit for.

6.5	Termination for Cause. The Board of Directors may terminate the Executive’s employment at any time for “Cause.” “Cause” is determined by the Board of Directors and is defined as the Executive’s (i) willful and continued failure to perform the material duties of his position after receiving notice of such failure and being given reasonable opportunity to cure such failure; (ii) willful misconduct which is demonstrably and materially injurious to the Company; or (iii) conviction of a felony. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company. In the event this Agreement is terminated by the Board of Directors for Cause, the Company shall pay the Executive his Base Salary through the date of termination and the Executive shall forfeit all rights and benefits he is entitled to receive under this Agreement including any right to a Bonus for the fiscal year in which the termination occurs, but excluding any benefits in which he has a vested right at that time to receive including any vested benefits or rights under the SERP or SERP II.

6.6	Termination for Good Reason. The Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors thirty (30) days written notice of intent to terminate, which notice sets forth the facts and circumstances for the termination. Upon the expiration of this thirty (30) day period, the termination by the Executive is effective and the Company shall pay the Executive the compensation and benefits provided for and payable in accordance with and as set forth in Section 6.4.

“Good Reason” means, without the Executive’s written consent, the occurrence of any of the following:

(a)	The assignment of the Executive to duties materially inconsistent with, or a reduction or alteration in the nature or status of, the Executive’s authorities, duties, responsibilities or status as an executive officer of the Company from those in effect during the preceding year;

(b)	The Company requires the Executive to be based at a location which is more than fifty (50) miles from the Executive’s then current primary residence;

(c)	A reduction by the Company in the Executive’s Base Salary, formula under which the Bonus is determined or other benefits provided in accordance with this Agreement; or

(d)	The failure of the Company to obtain an agreement from any successor to the Company to perform this Agreement.

6.7	Change of Control Period. If the Board of Directors terminates the Executive’s employment pursuant to Section 6.4 during a Change of Control Period (as defined below) or the Executive terminates his employment pursuant to Section 6.6 during a Change of Control Period (as defined below) and the Change of Control occurs, then the Executive shall, in lieu of the rights set forth in Section 6.4 or Section 6.6, as applicable, receive the payments and benefits that are provided to the Executive pursuant to Section 7 upon a Change of Control (as defined in Section 7). A “Change of Control Period” shall mean the period of time commencing with the date on which the Company becomes aware of or enters into any discussions or negotiations that could involve a Change of Control or a proposed transaction which could result in a Change of Control, and ending on the first to occur of: (a) the effective date of the Change of Control, or (b) the date on which the proposed Change of Control is no longer discussed or proposed and is determined not to occur or be consummated or effected.

6.8	Termination After Change of Control. The Executive and the Company each may terminate this Agreement on, or at any time within six (6) months after, the effective date of a Change of Control by giving the other party written notice of intent to terminate delivered at least thirty (30) days prior to the effective date of such termination. Upon the expiration of this thirty (30) day period, the termination shall become effective. The Company shall pay the Executive his Base Salary through the effective date of termination plus all benefits to which the Executive has a vested right at that time. The Executive shall not receive a Bonus for the fiscal year in which such a termination occurs.

6.9	Delay of Payment Pursuant to Section 409A. Should any of the payments made to the Executive in accordance with Section 6 of this Agreement be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), these payments will be made no earlier than the date that is six (6) months from the Executive’s date of termination or, if Section 6.7 applies and if earlier, the effective date of a Change of Control.

7. Change of Control.

7.1	Change of Control. The following payments and benefits will be provided to the Executive by the Company (in addition to any compensation or benefits to which the Executive may be entitled under any other agreement, plan or arrangement with the Company) in the event and effective and payable as of a Change of Control of the Company:

(a)	Lump Sum Cash Payment. On the date that the Change of Control occurs, the Company or any successor corporation or affiliate of the successor corporation will pay the Executive an amount equal to the Executive’s unpaid Base Salary for the remainder of the year in which the Change of Control occurs and a pro rata Bonus through the date of the Change of Control determined in accordance with Section 6.1 but based on the results of the year preceding the year in which the Change of Control occurs. Also, on or before the date of the Change of Control, the Company or any successor corporation or affiliate of the successor corporation will pay the Executive a lump sum cash payment equal to three (3) times the highest Annual Compensation (as defined below) for any of the three (3) calendar years immediately preceding the date of the Change of Control.

(b)	Accelerated Vesting and Supplemental Payments. All rights, awards and benefits of the Executive provided pursuant to this Agreement, the 2002 Plan or the 2005 Plan, the TRG Incentive Plan or other incentive plan, Stock Units granted pursuant to this Agreement, any deferred compensation plans (including the Retirement Savings Opportunity Plan, Executive and Director Deferred Compensation Plan and any successor or replacement plans) and any incentive, bonus, stock option, equity incentive, restricted stock, insurance or executive insurance program, relocation program, or other benefit plans of the Company, including any successor or replacement plans for any of the foregoing plans, in which the Executive participates prior to the Change of Control shall immediately vest in full and the Executive shall receive the amount of these rights, awards and benefits in a cash lump sum payment or other form of compensation as provided in accordance with the applicable benefit, document or plan within thirty (30) days of the date of the Change of Control unless Section 6.9 is applicable to this payment. To the extent that any of the plans of the Company would not under applicable law permit accelerated vesting, the Executive will be paid supplementally or receive equivalent payments by the Company in the amount of additional benefits or payments that would be payable if full vesting had taken place under these plans as of the date of the Change of Control. All supplemental payments are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Code, and shall be payable solely from the general assets of the Company or any successor corporation or affiliate of the successor corporation.

(c)	Insurance and Other Special Benefits. The Executive’s participation in the life, accident and health insurance, employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974), any supplemental early retirement plan other than the SERP or SERP II, executive insurance programs, personal health services allowance, health or social club benefits, and any other fringe benefits (the “Benefits”) provided to the Executive prior to the Change of Control shall be continued or equivalent benefits provided by the Company or any successor corporation or affiliate of the successor corporation (the “Responsible Company”) at no cost to the Executive for a period of three (3) years from the date of the Change of Control. If for any reason the Responsible Company is unable to continue the Benefits as required by the preceding sentence, the Responsible Company shall pay to the Executive a lump sum cash payment equal to the value of the Benefits which the Responsible Company is unable to provide.

(d)	Relocation Assistance. Should the Executive move his residence in order to pursue professional or career opportunities within two (2) years after the date of the Change of Control, he will be reimbursed by the Responsible Company for any expenses incurred in that relocation, including taxes payable on the reimbursement, as well as any reduction in value from the original purchase price of the Executive’s residence and complete reimbursement for improvements to the Executive’s residence that occurred after the date of the Executive’s purchase of the residence. Benefits under this paragraph will include assistance in and payment of all costs and commissions related to selling the Executive’s home, the payment of all moving costs, as well as all other assistance and benefits which are provided by the Company under its relocation plan as in effect prior to the Change of Control.

(e)	Stock Rights. All stock options, stock units, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights which the Executive holds shall become fully vested and be exercisable on the date of the Change of Control.

(f)	Outplacement Assistance. The Executive shall be reimbursed by the Responsible Company for the cost of all outplacement services obtained by the Executive within the two (2) year period after the date of the Change of Control provided the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive’s Base Salary for the calendar year immediately preceding the date of the Change of Control. Alternatively, the Executive, upon request, will receive, in lieu of the foregoing reimbursement, a cash payment equal to ten percent (10%) of the Executive’s Base Salary for the calendar year immediately preceding the date of the Change of Control.

7.2	Definitions.

(a)	A “Change of Control” shall take place on the date of the earlier to occur of any of the following events:

(i)	The acquisition by any person other than the Company or any employee benefit plan of the Company, or more than one person acting as a group, together with stock held by such person or group, of beneficial ownership of more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding voting securities;

(ii)	Any one person or more than one person acting as a group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of thirty-five percent (35%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii)	A majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed or approved by a majority of the members of the Board of Directors who were members of the Board of Directors prior to the initiation of the replacement; or

(iv)	Any one person or more than one person acting as a group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.

(b)	“Annual Compensation” shall mean the sum of the Base Salary paid and earned, the Bonus paid or earned, even though paid in a subsequent year, to the Executive, vested and unvested, and all amounts and the cash value of any restricted stock credited or paid to the Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans of the Company in which the Executive participates, during a calendar year (including the TRG Incentive Plan, the 2002 Plan or the 2005 Plan or any successor or replacement plans).

7.3	Certain Additional Payments.

(a)	Gross-Up Payment Amount.

Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payment. Additionally, should the Executive be subject to additional tax and interest imposed by Section 409A of the Code, then the Executive shall be entitled to receive a Gross-Up Payment in an amount such that after the payment by the Executive of all such taxes and interest including any taxes and interest imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to any tax or interest imposed by Section 409A of the Code.

(b)	Determinations.

Subject to the provisions of Section 7.3(c), all determinations required to be made under this Section 7.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.3, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 and Section 409A of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.3(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)	IRS Claims.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	Refunds.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of such Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8.	Proprietary Information.

8.1	Disclosure of Information. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

8.2	Covenants Regarding Other Employees. During the term of this Agreement and for twenty-four (24) months following the expiration or termination of this Agreement as a result of notice of nonrenewal by the Executive pursuant to Section 2 or following the effective date of a termination of this Agreement by the Executive pursuant to Section 6.3, the Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or interfere in a similar manner with the business of the Company.

8.3	Specific Performance. The parties recognize that the Company will have no adequate remedy at law for breach of the requirements of this Section 8 and, in the event of such breach, the Company and the Executive agree that, in addition to the right to seek monetary damages, the Company will be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of these requirements.

9.	Indemnification. The Company covenants and agrees to indemnify and hold harmless the Executive fully, completely and absolutely against any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses and damages resulting from the Executive’s good faith performance of his duties under this Agreement subject to the requirements and limitations imposed by the Company’s Articles of Incorporation and By-Laws and applicable law.

10.	Assignment.

10.1	Assignment by Company. This Agreement may be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor of the Company, provided the assignee successor of the Company or affiliate of a successor is jointly and severally bound by and obligated with respect to all of the terms, conditions, obligations, rights, liabilities and responsibilities set forth in this Agreement, and any successor or affiliate of a successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity or affiliate of the foregoing which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain jointly and severally liable for all obligations hereunder.

10.2	Assignment by Executive. The services to be provided by the Executive to the Company are personal to the Executive and the Executive’s duties may not be assigned by the Executive. This Agreement shall, however, inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts payable to the Executive remain outstanding, all such amounts shall be paid to the Executive’s designee, estate or beneficiaries.

11.	Dispute Resolution. Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated. If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Company and the Executive within fifty (50) miles from the location of the Executive’s principal place of employment in accordance with the rules of the American Arbitration Association. Judgment may be entered on the award of or decision made by the arbitrators in any court having competent jurisdiction. To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive is entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including any legal fees and expenses and any costs and disbursements.

12.	Miscellaneous.

12.1	Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, including the Amended and Restated Employment Agreement dated as of April 21, 1999 and July 1, 2002, and constitutes the entire agreement of the parties with respect thereto.

12.2	Modification. This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.

12.3	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

12.4	Tax Withholding. The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

12.5	Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in a signed writing acceptable to the Board of Directors, the Company or designees of the Board or Company. The Executive may change such designation at any time.

12.6	Board Committee. Any action taken or determination made by the Board of Directors under this Agreement may be taken or made by the Compensation Committee or any other Committee of the Board of Directors.

12.7	Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

12.8	Notice. Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal office.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:

	Robert E. Mellor, Chairman	R. Chad Dreier
Compensation Committee of the
Board of Directors

By:

Robert J. Cunnion III, Senior Vice President

Attest:

Timothy J. Geckle, Secretary